EX-99.d.2

Amended Schedule A

July 29, 2026

Fund Name	Effective Date	Management Fee (as a % of average daily net assets)
Nomura Global Listed Instructure ETF	December 1, 2025	0.49%
Nomura Energy Transition ETF	December 1, 2025	0.79%
Nomura Tax-Free USA Short Term ETF	December 1, 2025	0.29%
Nomura Focused Large Growth ETF	December 1, 2025	0.44%
Nomura Focused Emerging Markets Equity ETF	December 1, 2025	0.85%
Nomura Focused International Core ETF	December 1, 2025	0.59%
Nomura Focused SMID Cap Core ETF	December 1, 2025	0.69%
Nomura Tax-Free USA Intermediate ETF	December 1, 2025	0.35%
Nomura Tax-Free USA ETF	December 1, 2025	0.39%
Nomura National High-Yield Municipal Bond ETF	December 1, 2025	0.49%
Nomura Transformational Technologies ETF	January 7, 2026	0.65%
Nomura Focused Mid Cap Growth ETF	February 5, 2026	0.59%
Nomura High Yield Total Return ETF	July 29, 2026	0.45%

NOMURA ETF TRUST on behalf of the Funds listed on Schedule A		DELAWARE MANAGEMENT COMPANY a series of Nomura Investment Management Business Trust

By:	/s/ Michael Capuzzi	By:	/s/ Michael Capuzzi
Name:	Michael Capuzzi	Name:	Michael Capuzzi